Exhibit 5.3
December 11, 2009
Petróleo Brasileiro S.A.—Petrobras
Avenida República do Chile, 65
20035-900 Rio de Janeiro — RJ
Brazil
Petrobras International Finance Company
4th Floor, Harbour Place
103 South Church Street, PO Box 1034GT
George Town, Grand Cayman,
Cayman Islands, BWI.
Ladies and Gentlemen:
     We have acted as special United States counsel to Petróleo Brasileiro S.A.—Petrobras, a Brazilian corporation (sociedade de economia mista) (“Petrobras”), and Petrobras International Finance Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“PifCo”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 of Petrobras and PifCo (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) unsecured debt securities of Petrobras (which may be convertible at the option of the holder thereof into equity securities of Petrobras) (the “Petrobras Debt Securities”), (ii) unsecured debt securities of PifCo (the “PifCo Debt Securities” and, together with the Petrobras Debt Securities, the “Debt Securities”) accompanied by guaranties of Petrobras (the “Guaranties”), (iii) preferred shares of Petrobras, without par value, which may be represented by American Depositary Shares (the “Preferred Shares”), (iv) common shares of Petrobras, without par value, which may be represented by American Depositary Shares (the “Common Shares”), (v) warrants to purchase Petrobras Debt Securities (the “Petrobras Debt Warrants”), (vi) warrants to purchase Preferred Shares or Common Shares (the “Petrobras Equity

Petróleo Brasileiro S.A. — Petrobras
Petrobras International Finance Company

Warrants” and, together with the Petrobras Debt Warrants, the “Petrobras Warrants”), (vii) warrants to purchase PifCo Debt Securities (the “PifCo Debt Warrants”) accompanied by Guaranties and (viii) securities mandatorily convertible into Preferred Shares or Common Shares (the “Mandatorily Convertible Securities” and, together with the Petrobras Debt Securities, PifCo Debt Securities, Guaranties, Preferred Shares, Common Shares, Petrobras Debt Warrants, Petrobras Equity Warrants and PifCo Debt Warrants, the “Offered Securities”). The securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act, at offering prices to be determined from time to time.
     The Petrobras Debt Securities and Mandatorily Convertible Securities are to be issued from time to time under an indenture dated as of December 15, 2006 (the “Petrobras Indenture”) between Petrobras and The Bank of New York Mellon, as trustee, attached as an exhibit to the Registration Statement. The PifCo Debt Securities are to be issued from time to time under an indenture dated as of December 15, 2006 (the “PifCo Indenture”) between PifCo and The Bank of New York Mellon, as trustee, attached as an exhibit to the Registration Statement. The Petrobras Warrants are to be issued from time to time under one or more warrant agreements (each, a “Petrobras Warrant Agreement”) to be entered into by Petrobras and one or more institutions, as warrant agents (each, a “Petrobras Warrant Agent”), each to be identified in the applicable Petrobras Warrant Agreement. The PifCo Debt Warrants are to be issued from time to time under one or more debt warrant agreements (each, a “PifCo Debt Warrant Agreement” and, together with the Petrobras Debt Warrant Agreement, the “Warrant Agreements”) to be entered into by PifCo and one or more institutions, as warrant agents (each, a “PifCo Warrant Agent”), each to be identified in the applicable PifCo Warrant Agreement. The PifCo Debt Securities and PifCo Debt Warrants will be accompanied by Guaranties.
     In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	the Registration Statement and the documents incorporated by reference therein; and

(b)	the Petrobras Indenture and the PifCo Indenture, including the forms of the Debt Securities and the Guaranties included therein.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Debt Securities and the Guaranties will conform to the forms we have reviewed and (iii) that the Petrobras Warrants, the PifCo Debt Warrants and the Mandatorily Convertible Securities will be in substantially the form described in the Registration Statement.

Petróleo Brasileiro S.A. — Petrobras
Petrobras International Finance Company

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
1.	The Petrobras Debt Securities and the Mandatorily Convertible Securities will be valid, binding and enforceable obligations of Petrobras, entitled to the benefits of the Petrobras Indenture.

2.	The PifCo Debt Securities will be valid, binding and enforceable obligations of PifCo, entitled to the benefits of the PifCo Indenture.

3.	The Petrobras Warrants will be valid, binding and enforceable obligations of Petrobras.

4.	The PifCo Debt Warrants will be valid, binding and enforceable obligations of PifCo.

5.	The Guaranties will be valid, binding and enforceable obligations of Petrobras, entitled to the benefits of the PifCo Indenture.
     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of Petrobras or PifCo, (a) we have assumed that each of Petrobras and PifCo, as the case may be, and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Offered Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Petrobras or PifCo regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions of the type contemplated in the Petrobras Indenture, the PifCo Indenture and the Offered Securities), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
     In rendering the opinions expressed in numbered paragraphs 1 and 2 above, we have assumed that each series of Debt Securities and Mandatorily Convertible Securities will be issued with an original aggregate principal amount (or, in the case of any Debt Securities or Mandatorily Convertible Securities issued at original issue discount, an aggregate issue price) of US$2,500,000 or more.
     In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of all Debt Securities and Guaranties will conform to the forms thereof contained in the applicable indenture, and the terms of any Petrobras Warrants, PifCo Debt Warrants, Mandatorily Convertible Securities and, as applicable, the accompanying Guaranties, will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon

Petróleo Brasileiro S.A. — Petrobras
Petrobras International Finance Company

Petrobras or PifCo, as the case may be, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over Petrobras or PifCo, as applicable, (iv) the Debt Securities, Petrobras Warrants, PifCo Debt Warrants, Mandatorily Convertible Securities and, as applicable, the accompanying Guaranties, will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) Petrobras or PifCo, as applicable, will authorize the offering and issuance of the Debt Securities, Petrobras Warrants, PifCo Debt Warrants, Mandatorily Convertible Securities and, as applicable, the accompanying Guaranties, and will authorize, approve and establish the final terms and conditions thereof and will authorize, approve and establish the terms and conditions of any applicable Warrant Agreement or Guaranty, as the case may be, and will take any other appropriate additional corporate action, and (vi) certificates, if required, representing the Debt Securities, Petrobras Warrants, PifCo Debt Warrants, Mandatorily Convertible Securities and, as applicable, the accompanying Guaranties, will be duly executed and delivered and, to the extent required by the applicable indenture or Warrant Agreement, duly authenticated and countersigned.
     We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Offered Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist. We note that (a) the enforceability in the United States of the waiver in Section 1.15 of the Petrobras Indenture and the PifCo Indenture by each of Petrobras and PifCo of any immunities from court jurisdiction and from legal processes is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (b) the designation in Section 1.15 of the Petrobras Indenture and the PifCo Indenture of the U.S. federal courts sitting in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Debt Securities or the applicable indenture is (notwithstanding the waiver in Section 1.15 of the Petrobras Indenture and the PifCo Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404 (a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.
     We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether such court would order the conversion of such judgment into U.S. dollars.
     In addition, we note that the waiver of defenses in the form of Petrobras Guaranty included in Section 2.05 of the PifCo Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.
     The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

Petróleo Brasileiro S.A. — Petrobras
Petrobras International Finance Company

     We hereby consent to the use of our name under the heading “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Francesca L. Odell Francesca L. Odell, a Partner